SUB-ITEM 77E:  LEGAL
PROCEEDINGS
LEGAL PROCEEDINGS
Since February
2004, Federated
and related entities
(collectively,
?Federated?) have
been named as
defendants in
several lawsuits,
that were
consolidated into a
single action in the
United States
District Court for the
Western District of
Pennsylvania,
alleging excessive
advisory fees
involving one of the
Federated-
sponsored mutual
funds.  Without
admitting the validity
of any claim,
Federated reached
a final settlement
with the Plaintiffs in
these cases in April
2011.